Exhibit 2.2

[RED HAT, INC. LETTERHEAD]

December 6, 2004

Via Fax and Overnight Delivery

America Online, Inc.

Netscape Communications Corporation

22000 AOL Way

Dulles, VA 20166

Re:	Netscape Security Solutions (“NSS”)

Dear Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement by and among Netscape Communications Corporation, America Online, Inc. and Red Hat, Inc. dated as of September 29, 2004 (the “Agreement”). Capitalized terms used in this letter shall have the meanings ascribed to such terms in the Agreement unless otherwise defined in this letter.

In connection with the Closing under the Agreement, this letter will confirm our mutual agreements and understandings regarding the following matters:

1. Pursuant to Section 10.1 of the Agreement, the parties agree that December 7, 2004 shall be the Closing Date. Further, the parties agree to use their commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, by December 6, 2004, each of the Deliverables to which it is a party or for which it is responsible under the Agreement to our counsel to be held in escrow pending the Closing Date except for the Carve-Out Financial Statements.

2. By letter from the Securities and Exchange Commission (“SEC”) dated November 12, 2004 (the “SEC Letter”), we have been informed that the SEC will not object to presentation in our reports filed with the SEC of certain substitute financial statements in lieu of the Carve-Out Financial Statements as defined in Section 3.5 of the Agreement, which substitute financial statements consist of (i) the audited statement of net assets sold and statement of revenues and direct expenses as of and for the 12-month period ended December 31, 2003 (the “2003 Audited Financial Statements”); and (ii) the unaudited statement of net assets sold as of September 30, 2004 and statements of revenues and direct expenses for the 9-month periods ended September 30, 2003 and September 30, 2004, all of which substitute financial statements shall include footnotes and shall otherwise be in accordance with the SEC Letter.

3. The parties agree that on the Closing Date Sellers shall deliver to Buyer: (i) the unaudited statement of net assets sold and statement of revenues and direct expenses as of and for the 12-month period ended December 31, 2003; and (ii) the unaudited statement of net assets sold as of September 30, 2004 and statements of revenues and direct expenses for the 9-month periods ended September 30, 2003 and September 30, 2004, all of which financial statements shall include footnotes, except that such financial statements will not have been audited. For clarification, the financial statements described in the preceding sentence shall be deemed the “Carve-Out Financial Statements” for purposes of the Agreement.

4. For clarification, in lieu of the representations and warranties provided in Section 3.5(b) of the Agreement, each of you, jointly and severally, represent and warrant to us that, when delivered to us at Closing as provided in Section 8.17 of the Agreement, the Carve-Out Financial Statements will be: (i) true, correct and complete; (ii) in accordance with the books and records of Sellers; (iii) present fairly the net assets sold of the Security Solutions unit as of December 31, 2003 and as of September 30, 2004, and the revenues and direct expenses for the 12-month period ended December 31, 2003 and 9-month periods ended September 30, 2003 and September 30, 2004; and (iv) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and the requirements of Regulation S-X, except that the Carve-Out Financial Statements will not have been audited.

5. Sellers agree to use commercially reasonable efforts to deliver or cause to be delivered to Buyer the 2003 Audited Financial Statements, which must be the same in all material respects in form and substance as the statements provided pursuant to paragraph 3(i) above, along with the audit opinion of Sellers’ principal outside accounting firm, by the date which is 60 days following the Closing Date (the actual date of delivery being the “Delivery Date”). When delivered, the representations and warranties of each Seller contained in paragraph 4 above shall be true, correct and complete on and as of the Delivery Date as though made on and as of the Delivery Date with respect to the 2003 Audited Financial Statements to the same extent made with respect to the Carve-Out Financial Statements, except that such 2003 Audited Financial Statements will have been audited.

6. In order to secure the performance of the Sellers in the delivery of the 2003 Audited Financial Statements on the Delivery Date, Buyer shall hold-back from the Purchase Price due and payable at Closing (exclusive of the Escrow Amount) an amount equal to $2,050,000 (the “Hold-Back Escrow Amount”). At Closing, Buyer shall pay the Hold-Back Escrow Amount by wire transfer of immediately available funds to First-Citizens Bank and Trust Company (the “Escrow Agent”), who shall hold such amount in escrow until the Delivery Date. In the event the Sellers fail to deliver or cause to be delivered the 2003 Audited Financial Statements: (x) by the date which is 45 days following the Closing Date (the “45 Day Deadline”), Sellers shall forfeit all rights in and to $1,000,000 of the Hold-Back Escrow Amount and the Escrow Agent shall distribute $1,000,000 of the Hold-Back Escrow Amount to Buyer by wire transfer within three business days following the 45 Day Deadline, and (y) by the date which is 60 days following the Closing Date (the “60 Day Deadline”), Sellers shall forfeit all rights in and to the remaining $1,050,000 of the Hold-Back Escrow Amount and the Escrow Agent shall distribute the remaining $1,050,000 of the Hold-Back Escrow Amount to Buyer by wire transfer within three business days following the 60 Day Deadline. In the event the Sellers deliver or cause to be delivered the 2003 Audited Financial Statements, Sellers shall be entitled to any amount of the Hold-Back Escrow Amount not distributed to Buyer in accordance with the preceding sentence and the Escrow Agent shall pay all or such portion of the Hold-Back Escrow Amount to Sellers by wire transfer within three business days following the Delivery Date. In order to implement the provisions of this paragraph 6, the parties agree to execute and deliver an escrow agreement substantially in the form of Exhibit A attached to the Agreement, with such reasonable and conforming changes as the parties may mutually agree, at Closing.

7. In order to secure the performance of the Buyer to reimburse certain fees and costs of Sellers as provided in Section 5.5 of the Agreement, Buyer shall deposit an amount equal to $250,000 (the “Reimbursement Escrow Amount”) at Closing by wire transfer of immediately available funds with the Escrow Agent, who shall hold such amount in escrow until the Delivery Date. Upon receipt by Buyer of itemized bills with detailed entries evidencing actual fees and costs paid by Sellers to be reimbursed as provided in Section 5.5 of the Agreement, the Escrow Agent shall distribute such portions of the Reimbursement Escrow Amount to Buyer as necessary to reimburse such fees and costs of Sellers by wire transfer within three business days following the date of receipt of such evidence of fees and costs by Buyer. Any portion of the Reimbursement Escrow Amount not distributed to Sellers pursuant to this paragraph 7 by the date which is 30 days following the 60 Day Deadline shall be distributed by the Escrow Agent in full to Buyer by wire transfer within three business days following the date which is 30 days following the 60 Day Deadline. In order to implement the provisions of this paragraph 7, the parties agree to execute and deliver an escrow agreement substantially in the form of Exhibit A attached to the Agreement, with such reasonable and conforming changes as the parties may mutually agree, at Closing.

8. In lieu of the provisions of Section 8.17 of the Agreement, the parties substitute the following: “Buyer shall have received the Carve-Out Financial Statements.”

9. For the avoidance of doubt, this letter shall be deemed a “Seller Agreement” for purposes of the Agreement, and as such shall be subject to your indemnification obligations set forth in Article XI of the Agreement; provided that Buyer’s sole remedy for the failure of the Sellers to deliver the 2003 Audited Financial Statements in accordance with paragraph 5 of this letter shall be receipt of all of or a portion of the Hold-Back Escrow Amount in accordance with paragraph 6 of this letter. For clarification and subject to the proviso in the preceding sentence, the Hold-Back Escrow Amount (or any portion thereof) shall be exclusive of, and not be included in, any payments due from Sellers to Buyer Indemnitees under the indemnification provisions of the Agreement.

Except as expressly amended and modified herein, the Agreement shall remain in full force and effect.

If the foregoing represents your understanding of the agreement between us in these matters, please execute this letter in the appropriate place below.

Very truly yours,

Red Hat, Inc.

By:	/s/ CHARLES PETERS, JR.
Name:	Charles Peters, Jr.
Title:	Executive Vice President and CFO

AGREED AND ACCEPTED:

Netscape Communications Corporation

By:	/s/ STEVE M. SWAD
Name:	Steve M. Swad
Title:	Vice President

America Online, Inc.

By:	/s/ STEVE M. SWAD
Name:	Steve M. Swad
Title:	Chief Financial Officer